STOCK EXCHANGE AGREEMENT
                            ------------------------

             AGREEMENT made this 25th day of March ,1994, by and between F & H Mining Corp. Limited, a Canadian Corporation, The Promenade 1 Promenade Circle, # 314-3rd Level, Thornhill, Ontario L4J4P8 (hereinafter "Stockholders"), and Health Care Centers of America, Inc., a Nevada corporation (hereinafter "HCCA") in consideration of the mutual promises and undertakings of the parties.

                                   WITNESSETH:
                                   -----------

             WHEREAS, the Stockholders are the holders of all of the currently issued and outstanding shares of the common stock, par value of $
             1.00 (hereinafter referred to as "Stockholders' Corporation"); and

             WHEREAS, the authorized capital stock of HCCA consists of 900,000,000 shares of capital stock, par value $0.02 per share, of which approximately 38 Million shares are currently issued and outstanding; and

             WHEREAS, HCCA and the Stockholders agree that it would be to their mutual benefit for HCCA to acquire all of the outstanding stock of Stockholders in Stockholders' Corporation from the stockholders in exchange for shares of HCCA stock.

             NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

             1. REPRESENTATINS AND WARRANTIES OF STOCKHOLDERS. Stockholders,
            jointly and severally, hereby represent and warrant to HCCA that:

                              (a) Stockholders collectively own on the date hereof, and on the Closing Date hereinafter provided will own, free and clear of all liens, charges and encumbrances, all of the issued and outstanding shares of common stock of ( Stockholders' Corporation.

                              (b) Stockholders' Corporation is a corporation duly organized and validly existing and in good standing under the laws of the Province of Ontario is duly qualified to transact business as a foreign corporation and is in good standing in the State of N/A , has all corporate power to engage in the business in which it is presently engaged, and has an authorized capital stock consisting of 1, 000 shares of par value common stock, of which there are validly issued and outstanding Stockholders fully paid and non-assessable.

                              (c) Stockholders have initialed and furnished to HCCA copies of the balance sheet of Stockholders' Corporation as of the period ended 12-31-94 together with related statements of income and expense for the period then ended prepared by Stockholders. Said balance sheet and related statements accurately set forth the financial condition of Stockholders as of 3-25-94, said date, and of the results of operations for the period involved, prepared in conformity with generally accepted accounting principles consistently applied. If not previously furnished to HCCA, Stockholders will have initialled and furnished to HCCA, upon request, copies of income and expense statements and related balance sheets and financial records for additional past years as may be deemed necessary by HCCA, and shall provide access to any records of Stockholders' Corporation deemed necessary for verification of information requested by or furnished to HCCA.

                              (d) Stockholders' Corporation has good and marketable title to all.of its property assets (except property and assets disposed of since such date in the usual and ordinary course of business), subject to no mortgages, pledges, liens or other encumbrance except as disclosed in such balance sheet or in Exhibit "A" annexed hereto and made a part hereof.

                              (e) As of 3/25/1994 date Stockholders' Corporation
                   has no obligation, liabilities or commitments,


[GRAPHIC OMITTED]
                   contingent or otherwise, of a material nature which were not provided for, except as set forth in such balance sheet or in Exhibit "A".

                              (f) Since the date of the  aforementioned  balance
                   sheet, there has been no change in the nature of the business of Stockholders' Corporation nor in its financial condition or property, other than changes in the usual and ordinary course of business, none of which has been materially adverse, and Stockholders' Corporation has incurred no obligations or liabilities or made any commitments other than in the usual and ordinary course of business or as disclosed in Exhibit "A".

                              (g) "Stockholders is not a party to any employment
                   contract with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, or to any operation, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit "A".

                              (h) Neither Stockholders nor Stockholders' Corporation are defendants (or plaintiff, against whom a counterclaim has been asserted) in any litigation, pending or threatened; nor has any material claim been made or asserted against Stockholders or Stockholders' Corporation; and there are no proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving Stotkholders or Stockholders' Corporation except as disclosed in Exhibit "A".

                              (i) Stockholders or  Stockholders'  Corporation is
                   not in default under any agreement to which it is a party nor in the payment of any of its obligations.

                              (j) Between the date of the balance sheet referred
                   to in subparagraph "c" hereof and the Closing, Stockholders' Corporation will not have (i) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its common stock, or (ii) made or authorized any changes in its Certificate of Incorporation or in any amendment thereto or in its By-Laws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities or a substantial nature and which are not in the usual and ordinary course of business or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any loan or advance to any stockholder of "Stockholders" or to any other person, firm, or corporation except in the usual and ordinary course of business, or (vii) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, employee or agent, except as set forth in Exhibit "A" hereof.

                              (k) This  Agreement  has  been  duly  executed  by
                   Stockholders, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment, order or decree to which either of them or Stockholders or Stockholders Corporation is a party or to which either of them or Stockholders Corporation is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which either of them or Stockholders' Corporation is subject.

                              (l) Stockholders Corporation has timely filed or timely filed necessary extensions with the appropriate governmental authorities, all tax and other returns required to be filed by it, and such returns are true and complete and all taxes shown thereon to be due have been paid. All material federal, state, local, county, franchise, sales, use, excise and other taxes assessed or due have been duly paid, and no reserves for unpaid taxes have been set up or required on the basis of the facts and in accordance with generally accepted accounting principles.

                              (m) Stockholders Corporation is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of "Stockholders" threatened against or affecting "Stockholders" at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. "Stockholders" has complied in all material respects with all laves, regulations and orders applicable to its business.

                              (n) No representation or warranty in this section,
                   nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by the Stockholders or Stockholders' Corporation, or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading. Stockholders' Corporation has maintained, and will until the Closing, maintain, in full force and effect adequate policies of insurance, including malpractice insurance, with coverage sufficient to meet the normal requirements of its business. Malpractice Insurance must be maintained at all times during the duration of this agreement, as applicable, by the health care physician. Any representation, duty, agreement, or warranty contained herein by or relating to Stockholders' Corporation shall be deemed to be a representation, duty, agreement, or warranty of Stockholders, and Stockholders shall cause Stockholders' Corporation to fully comply with the terms of this Stock Exchange Agreement as it applied to Stockholders' Corporation.

      12. REPRESENTATIONS AND WARRANTIES OF HCCA. HCCA represents and warrants to Stockholders that:

               (a) HCCA is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada; HCCA is qualified to transact business in any other state and has an authorized capitalization of 900,000,000 shares of which there are issued and outstanding 38 Million shares of capital stock, par value $0.001 per share.

               (b) HCCA has delivered to Stockholders its financial statements for the three years, prepared by W. Dale McGhie, Certified Public Accountant. These financial statements accurately set forth the financial condition of the HCCA as of the dates specified, and the results of operations for the fiscal years involved, prepared in conformity with generally accepted accounting principles consistently applied.

               (c) HCCA has good and marketable title to all of its property and assets (except property and assets disposed of since such date in the usual and ordinary course of business, subject to no mortgages, pledges, liens or other encumbrances except as disclosed in such balance sheet or in Exhibit "B" annexed hereto and made a part hereof.

               (d) As of December 8, 1993, HCCA has no obligations, liabilities or commitments, contingent or otherwise, of a material nature which were not provided=for, except as set forth in such balance sheet or in Exhibit "B".

               (e) Since the date of the aforementioned balance sheet, there has been no change in the nature of the business of HCCA nor in its financial condition or property, other than changes in the usual and ordinary course of business, none of which has been materially adverse, and HCCA has incurred no obligations or liabilities or made any commitments other than in the usual and ordinary course of business except as disclosed in Exhibit "B".

               (f) HCCA is not a party to any employment contract with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, nor to any pension, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit "B".

               (g) HCCA is neither a defendant, nor a plaintiff against whom a counterclaim has been asserted in any litigation, pending or threatened, nor has any material claim been made or asserted against HCCA nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving HCCA except as disclosed in Exhibit "B".

               (h) HCCA is not in default under any agreement to which it is a party nor in the payment of any of its obligations.

               (i) Between the date of the balance sheet referred to in subparagraph "b" hereof and the Closing, HCCA will not have (i) paid or declared any dividends on its capital stock, (ii) made or authorized any changes in its Articles of Incorporation or in any amendment thereto or in its By-Laws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities or a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, and except as set forth in Exhibit "B" hereof.

               (j) This Agreement has been duly executed by HCCA and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment, order or decree to which it is a party or to which it is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary duty to which it is subject.

               (k) HCCA will file with the appropriate governmental authorities, all tax and other returns required to be filed by it, such returns are true and complete and all taxes shown thereon to be due have been paid. All materials, federal, state, local, county, franchise, sales, use, excise and other taxes assessed or due have been duly paid and no reserves for unpaid taxes have been set up or are required on the basis of the facts and in accordance with generally accepted accounting principles.

               (l) HCCA is not in default with respect to any other, writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of HCCA threatened against or affecting HCCA at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

               (n) The issued and outstanding shares of HCCA have been admitted to trading in the over-the-counter market.

            3. DATE AND TIME OF CLOSING. The closing shall be held on April 21. 1994 immediately following the resolution by the Board of Directors of HCCA as set forth in Paragraph 5 of this Agreement, at the offices of HCCA
      - Nevada or at such other time and place as may be mutually agreed upon between the parties in writing (hereinafter "the Closing").

            4. EXCHANGE OF SHIRES OF STOCK. The mode of carrying into effect the exchange provided for in this Agreement shall be as follows:

                   (a) At or prior to the Closing, the Articles of Incorporation of HCCA shall be amended as set forth in Paragraph 5(b) below.

                   (b) At the Closing,  each share of  Stockholders'  stock then issued and outstanding shall be exchanged for 12, 000,000 shares of HCCA stock (as hereinafter defined). Each holder of outstanding shares of Stockholders' Corporation stock, upon delivery to HCCA of one or more duly endorsed stock certificates, shall be entitled to receive one or more stock certificates for tile full number of shares of HCCA stock into which the Stockholders' stock so delivered shall have been exchanged as aforesaid, based on the exchnage ratio set forth above.


                   (c) Fractional  shares shall not be issued.  In lieu thereof, the number of shares of HCCA stock to be issued upon such exchange shall be rounded up or down to the nearest full share.

                  (d) All shares of HCCA  stock to be issued as set forth  above shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to the shares of stock exchanged therefore.


            5.     RESOLUTIONS BY BOARD OF DIRECTORS OF HCCA.

              Prior to closing, the Board of Directors of HCCA will enter a resolution approving the exchange between HCCA and Shareholders' Corporation.

                  (a) HCCA shall have  received an opinion  from  counsel to the
              Stockholders  or  Stockholders'  Corporation,   to  the  following
              effect:

                            (1) That  Stockholders  is a  "C"  corporation  duly
                   organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power to own properties and carry on its business as it is now being conducted;

                            (2) That the  outstanding  shares of stock have been
                   duly   and   validly   issued   and  are   fully   paid   and
                   non-assessable;

                            (3) That this  Agreement  has been duly executed and
                   delivered by the Stockholders and is legally and validly binding upon them in accordance with its terms;

                            (4) That the execution and delivery of this agreement, the consummation of the transactions herein contemplated and in compliance with the terms and provisions of this Agreement on the part of the Stockholders will not breach any statute or any regulation nor conflict with or result in a breach of the Articles of Incorporation or By-Laws of Stockholders' Corporation or any of the terms, conditions or provisions of any agreement or instrument known to said counsel to which either of the Stockholders or Stockholders' Corporation is a party or is bound;


                            (5) That there are no options, agreements or commitments of any kind, relating to the common stock of Stockholders' Corporation to which it is a party other than as disclosed in the financial statements furnished to HCCA by the Stockholders;

                            (6) That, to the best of its knowledge,  there is no
                   litigation, proceedings, claim or governmental investigation pending or threatened against or relating to, Stockholders, Stockholders' Corporation or its properties or business;

                            (7) That, upon transfer of the shares of Stockholders stock in accordance with the terms of this Agreement, HCCA will have title to such stock free of any liens, encumbrances, claims or other limitations thereon, except for restrictions imposed by federal or state security laws and regulations.

              (b) The Stockholders shall have delivered to HCCA a Certificate issued by the appropriate governmental authority evidencing the good standing of Stockholders' Corporation as of the date not more than SEVEN (7) days prior to the Closing as a domestic corporation under the laws of the State of Nevada.

            7.     INDEMNITIES

              (a) The Stockholders shall deliver to HCCA at the Closing an indemnity agreement (in the form of Exhibit "C" attached hereto) pursuant to which they shall agree to indemnify and hold harmless HCCA and/or and its successors and assigns, of and from any and all loss, liability or damage, including reasonable attorney's fees and expenses, arising out of or resulting from the assertion against HCCA of any claims, debts or obligations, fixed,contingent or otherwise, including federal, state and local tax obligations attributable to periods prior to this date, except to the extent reserved against in there aforementioned balance sheet. HCCA shall give the Stockholders prompt notice of the assertion of any such claim, and HCCA shall afford the Stockholders an opportunity to participate with counsel of their own choosing, at their own expense, in the defense or other contest thereof. In connection therewith, HCCA shall afford the Stockholders access to such books and records of HCCA as may be reasonably required.

              (b) HCCA shall deliver to the Stockholders at the Closing an indemnity agreement (in the form of Exhibit "D" attached hereto) pursuant to which HCCA will agree to indemnify and hold harmless the Stockholders, and their respective heirs, administrators and assigns, of and from any and all loss, liability or damage, including reasonable attorney's fees and expenses, arising out of the breach of any of the representations and warranties of HCCA contained in this Agreement.

            8.ACCESS TO  RECORDS.  During  the period  between  the date of this
              Agreement and the Closing, HCCA and the Stockholders shall each afford representatives of the other party free access to HCCA's and Stockholders' offices, plants, records, files, books of account and tax returns, under such circumstances as will not unreasonably interfere with the normal operations of such companies.

                       9. TERMINATION AND ABANDONMENT.  HCCA  acknowledges  that
              the Stockholders have the absolute power and authority to annul their sale to HCCA if HCCA stock is not trading on the NASDAQ Daily Quotation Sheets. In addition,, the Stockholders may annul the sale in twenty-four (24) months if HCCA fails to complete its planned secondary stock offering. This sale may be annulled by either party hereto, if any action or proceeding before any court or governmental body or agency shall have been instituted or threatened to restrain or prohibit the consummation of this Agreement.


           10.NOTICES. Any notice under this Agreement shall be deemed to have been sufficiently 312 given if sent by registered or certified mail postage prepaid, addressed as follows:

           If to the Stockholders, to

           The Promenade, 1 Promenade Cr.
           #314 - 3rd Level

           Thornhill. Ontario                  L4J4P8

           If to HCCA, to

                 Health, Care Centers of America, Inc.
                 112 Long Hollow Pike, Suite 200
                 Goodlettsville, Tennessee 37072
           or to any other address which may hereafter be designated by either party by notice given in like manner. All notices shall be deemed to have been given as of the date of receipt.


           11.FURTHER  ASSURANCES.  Each party hereto  hereby agrees to take any
              further   action   necessary  or  expeditious  to  carry  out  the
              provisions of this Agreement.

           12.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

           13.MERGER CLAUSE. This Agreement supersedes all prior agreements and understandings between the- parties and may not be changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto.

           14.GOVERNING LAW. This Agreement shall be governed by and construed according to the election of HCCA, the laws of the State of Nevada, or of any State in which either the closing occurs or the Stockholders' Corporation transacts it primary business.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


                                          HCCA:
                                          Health Care enters of America, Inc.






                                          By:
                                          Title: President

                                          STOCKHOLDERS: